As filed with the Securities and Exchange Commission on February 2, 2011

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

New Oriental Education & Technology Group Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

No. 6 Hai Dian Zhong Street

Haidian District, Beijing 100080

The People’s Republic of China

(Address of Principal Executive Offices)

New Oriental Education & Technology Group Inc.

2006 Share Incentive Plan

(Full title of the plan)

Law Debenture Corporate Services Inc.

4th Floor, 400 Madison Avenue,

New York, New York 10017

(212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Copies to:

Louis T. Hsieh Chief Financial Officer New Oriental Education & Technology Group Inc. No. 6 Hai Dian Zhong Street Haidian District, Beijing 100080 The People’s Republic of China (86 10) 6260-5566	Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central Hong Kong (852) 3740-4700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, par value US$0.01 per share (1)	9,000,000(2)	$24.93(3)	$224,370,000	$26,049.36

(1)	These shares may be represented by the Registrant’s American depositary shares (“ADSs”), each of which represents four common shares. The Registrant’s ADSs issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-136862).
(2)	These shares, which represent aggregate annual increases in 2009, 2010 and 2011 to the number of common shares issuable under the New Oriental Education & Technology Group Inc. 2006 Share Incentive Plan (the “Plan”) pursuant to terms of the Plan, are reserved for future award grants under the Plan. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional common shares that may be offered and issued to prevent dilution from share splits, share dividends or similar transactions as provided in the Plan. Any common shares covered by an award granted under the Plan (or portion of an award) that terminates, expires or lapses for any reason will be deemed not to have been issued for purposes of determining the maximum aggregate number of common shares that may be issued under the Plan.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, the proposed maximum offering price per share is based on the average of the high and low prices for the Registrant’s ADSs, as reported on the New York Stock Exchange on January 28, 2011.

EXPLANATORY NOTE

This registration statement on Form S-8 is filed pursuant to General Instruction E to Form S-8 for the purposes of registering an aggregate of 9,000,000 common shares of the Registrant that have been added to the award pool pursuant to the terms of the Registrant’s 2006 Share Incentive Plan (the “Plan”).

Previously, an aggregate of 18,000,000 common shares of the Registrant were registered for issuance under the Plan pursuant to the Registrant’s registration statement on Form S-8 (File No. 333-140083) filed on January 19, 2007 (the “Original S-8 Registration Statement”). In accordance with General Instruction E to Form S-8, the contents of the Original S-8 Registration Statement are incorporated herein by reference, except as otherwise set forth herein.

Pursuant to the terms of the Plan, the maximum number of common shares authorized for issuance under the Plan shall increase on the first business day of each calendar year beginning in 2009 by a number equal to the lesser of (x) 3,000,000 shares, (y) two percent (2%) of the number of shares outstanding as of such date or (z) a lesser number of shares determined by the administrator of the Plan. The 9,000,000 common shares being registered on this registration statement represent the aggregate annual increases in 2009, 2010 and 2011 to the maximum number of common shares issuable under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed or furnished by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a)	The Registrant’s annual report on Form 20-F for the fiscal year ended May 31, 2010 filed on October 14, 2010;

(b)	The Registrant’s reports on Form 6-K furnished on November 9, 2010; and

(c)	The description of the Registrant’s common shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-32993) filed on August 23, 2006, including any amendment and report subsequently filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference in this registration statement will be deemed to be modified or superseded to the extent that a statement contained in this registration statement or in any other later filed document that also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this registration statement.

Item 8.	Exhibits

See the Index to Exhibits attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beijing, China, on February 2, 2011.

New Oriental Education & Technology Group Inc.

By:	/s/ Michael Minhong Yu
Name: Michael Minhong Yu
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Mr. Michael Minhong Yu, with full power to act alone, as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on February 2, 2011.

Signature	Title

Michael Minhong Yu	Chairman and Chief Executive Officer (principal executive officer)
/s/ Michael Minhong Yu

Louis T. Hsieh	Director, President and Chief Financial Officer (principal financial and accounting officer)
/s/ Louis T. Hsieh

Chenggang Zhou	Director and Executive Vice President
/s/ Chenggang Zhou

Robin Yanhong Li	Director
/s/ Robin Yanhong Li

Denny Lee	Director
/s/ Denny Lee

John Zhuang Yang	Director
/s/ John Zhuang Yang

/s/ Kate Ledyard	Authorized Representative in the United States
Name: Kate Ledyard, On behalf of
Law Debenture Corporate Services Inc.
Title: Manager

EXHIBIT INDEX

Exhibit Number	Description

4.1	Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the registration statement of the Registrant on Form F-1, as amended (File No. 333-136825))

4.2	Form of Deposit Agreement among the Registrant, Deutsche Bank Trust Company Americas, as depositary, and all holders and beneficial owners from time to time of American Depositary Shares evidenced by American Depositary Receipts issued thereunder (incorporated by reference to Exhibit 4.3 to the registration statement of the Registrant on Form F-1, as amended (Registration No. 333-136825)

4.3	Supplemental Agreement to Deposit Agreement by and among the Registrant, Deutsche Bank Trust Company Americas, as depositary, and all holders and beneficial owners from time to time of American Depositary Shares evidenced by American Depositary Receipts issued under the Deposit Agreement (incorporated by reference to Exhibit 99 to the post-effective amendment No. 1 to the registration statement of the Registrant on Form F-6 (Registration No. 333-136862)

4.4	2006 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to the registration statement of the Registrant on Form F-1, as amended (File No. 333-136825))

5.1*	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant, regarding the legality of the common shares being registered

23.1*	Consent of Deloitte Touche Tohmatsu CPA Ltd., independent registered public accounting firm

23.2	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1	Power of Attorney (set forth on the signature page hereto)

*	Filed herewith.